         Exhibit 10.3
557 Broadway, New York, NY 10012
Entrance at 130 Mercer

Date:  September 23, 2020

Mr. Satbir Bedi

Dear Satbir:

Pursuant to our recent discussions, this letter will evidence the agreement we have reached in respect to the terms of your departure from Scholastic Inc. (the “Company”) in order to enable you to pursue your personal interests.

1.  You will resign from the Company, including all positions with the Company and its subsidiaries, on December 31, 2020 (the “Separation Date”), after which date you will no longer be an employee of the Company for any purpose.

2.  During the period from the date hereof through December 31, 2020, you will continue in your current position as Executive Vice President and Chief Technology Officer with your current responsibilities for STS and Operations, with a primary focus dedicated to transitioning your successor as head of STS, in the case of STS,  and your current direct reports within Operations, in the case of Operations, in order to provide for a smooth transition for these respective groups upon your departure, including advising with respect to any restructuring activities associated with the organizational transitions involved.

3.  You will be paid for all unused vacation days accrued as of December 31, 2020.

4.  At your election, Scholastic will continue to pay the employer portion of medical benefit coverage through the end of the last month of the twelve month period ending December 31, 2021, to the same extent as prior to the Separation Date, with you to pay an amount equal to the employee share of the cost of such coverage under the Company's group medical plan. Premiums for this benefit coverage will be deducted from the severance payment referred to in paragraph 5 below. The required COBRA period is generally 18 months and will run concurrently with the benefits coverage through the severance period. If there is additional time following the severance period for which COBRA would be available, a COBRA package will be sent for you to elect COBRA at 102% of the full rate for coverage for a maximum of 18 months of coverage from your Separation Date.

5.  You will receive a one-time severance payment in the amount of $1,206,313.00 (subject to applicable tax withholding), which amount will be paid to you in one lump sum after January 1, 2021, but, in any event,  on or before February 28, 2021.

6.  During this period you may also consult with and advise other persons, as long as such consulting and advisory activities do not interfere with the performance of your duties in accordance with your past practice, are technology-related and are to persons not engaged in a business which is the same as or substantially similar to the business of the Company

scholastic.com facebook.com/scholastic @scholastic

         Exhibit 10.3
557 Broadway, New York, NY 10012
Entrance at 130 Mercer
and its subsidiaries, which includes publishing (including Education Publishing and Trade Publishing) and selling books, magazines, educational software, media productions and other education materials for schools, teachers, parents, children and other consumers, whether in print or digital form, and distributing such materials through schools or school related organizations, book clubs and book fairs, and through retail stores, online sales, direct sales and other methods of dissemination in the United States and globally.  For the avoidance of doubt, the provision of such consultation or advice relating to the development of new technologies, such as streaming, data mining, computer hardware and software management, business intelligence or other similar forms of new technologies, which technologies may be suitable for general adoption by a broad range of businesses which may include businesses in competition with the Company shall not be a violation of the foregoing.

7.  As a condition to the foregoing, you will be required to execute the Company’s customary form of Agreement and General Release.

If you are in agreement with the foregoing, kindly sign both copies of this letter in the space provided below and return one copy to the undersigned.

We thank you for the role you have played as the head of STS and Operations and your accomplishments in respect to the Company’s technological transformation initiatives in this leadership role.

Sincerely yours,

/s/Richard Robinson
Richard Robinson
Chairman, President and Chief Executive Officer
Scholastic Corporation

Accepted and Agreed:

/s/Satbir Bedi
Satbir Bedi

scholastic.com facebook.com/scholastic @scholastic